Exhibit 23.1

Onestop Assurance PAC
Co. Registration No.: 201823302D
10 Anson Road #06-15
International Plaza
Singapore, 079903
Email: audit@onestop-ca.com
Website: www.onestop-ca.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion and use in this Registration Statement on Form F-1 under the Securities Act of 1933 filed by Camerry New Material Tech Limited of our report dated June 17, 2025 with respect to the consolidated balance sheets of Camerry New Material Tech Limited and its subsidiaries (“the Company”) as of March 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended March 31, 2025.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ OneStop Assurance PAC

OneStop Assurance PAC

Singapore

June 17, 2025